UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration Under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-18542

MID-WISCONSIN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

132 West State Street

Medford, Wisconsin 54451

(715) 748-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, par value $0.10 per share

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)

[ X ]

Rule 12g-4(a)(2)

[     ]

Rule 12h-3(b)(1)(i)

[     ]

Rule 12h-3(b)(1)(ii)

[     ]

Rule 15d-6

[     ]

Approximate number of holders of record as of the certification or notice date:  842

Explanatory Note: In accordance with guidance issued by the staff of the Division of Corporation Finance, Mid-Wisconsin Financial Services, Inc. is filing this Form 15 in reliance on Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by section 601(a)(2) of the Jumpstart Our Business Startups Act, to terminate the registration of its common stock, $0.10 par value per share (the “Common Stock”), under Section 12(g) of the Exchange Act and its duty to file reports with respect to the Common Stock under Section 13 thereof.

Pursuant to the requirements of the Exchange Act, Mid-Wisconsin Financial Services, Inc. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 21, 2012

By:

/s/ Scot G. Thompson

Name:

Scot G. Thompson

Title:

Principal Executive Officer